Exhibit 10.12

Warsaw, on ______________

Annex no. 1

to Lease Agreement no. 1802 – P_1949

concluded on 01.02.2018 r. in Warsaw between:

NOBEL.PRO Spółka z ograniczoną odpowiedzialnością

with its registered office in Warsaw (00-613) at Chałubińskiego 8, KRS (National Court Register) No. 353244, REGON (National Official Business Register) No. 142277036, with a capital of PLN 25.000 fully paid-up, hereinafter referred to as the Lessor, represented by:

Hubert Chełmoński – Vice President

of the one part, and:

PicoCELA Inc.

with its registered office at SANOS Nihonbashi 4F, 2-34-5 Nihonbashi Ningyo-cho, Chuo-ku Tokyo 103-0013 Japan, hereinafter referred to as the Lessee, represented by:

Hiroshi FURUKAWA – President and CEO

collectively referred to as the Parties, reading as follows:

The Parties resolve to change Article §1 paragraph 1.1 of the aforementioned Lease Agreement to read as follows:

1.1	The Lessor shall lease and the Lessee shall rent premises located in Warsaw at Pańska 96 (the “Real Property”), situated on the 8th floor on the plan attached as Appendix 1 to this Agreement, under no. 85.4 hereinafter referred to as the “Premises”.

The Parties resolve to change Article §3 paragraph 3.1 of the aforementioned Lease Agreement and add paragraph 3.4 to read as follows:

3.1	Starting from the Rent Due Date, i.e. from the date of 1 December 2022, the Lessee shall pay to the Lessor the net rental rate of 3.250,- (in words: three thousand two hundred and fifty) PLN per month. The Rent of the Lease may be increased by VAT, in the event relevant VAT laws apply. In case of delay in the delivery of the Premises, the Rent will be reduced on a daily pro rata basis for every day of delay in the delivery of the Premises.

3.4	The Rent shall be subject to annual valorization starting in the month of January 2024 on the basis of the official consumer price increase index published by the GUS (Statistics Poland) on an annual basis. Rent valorization does not require an amendment to this Agreement (annex preparation) but only a written notice sent to the Lessee by the Lessor.

Nobel.Pro Sp. z o.o.; ul. Chałubińskiego 8; 00-613 Warszawa

Tel. +48 22 499 99 00; Fax. +48 22 654 50 00; nobel@nobel.pro; www.nobel.pro

The Parties resolve to change Article §8 paragraph 8.1 of the aforementioned Lease Agreement to read as follows:

8.1	To secure the payment of the Lease and additional charges, the Lessee shall pay to the Lessor’s bank account at Bank Millennium S.A. in Warsaw No. 77 1160 2202 0000 0001 5966 5298 the Security Deposit in the amount of 11992,5 (in words: eleven thousand nine hundred ninety-two and 50/100) PLN.

As of the date of signing of this Annex, the Lessee has paid the Security Deposit in the amount of 9225,- (in words: nine thousand two hundred and twenty-five) PLN. The Lessee shall replenish the Security Deposit by the amount of 2767,5,- (in words: two thousand seven hundred sixty seven and 50/100) PLN within 10 (ten) working days from the date of signing of this Annex.

For the avoidance of doubt, the Lessee shall not be entitled to claim interest on the security deposit.

The new provisions of the Agreement shall enter into force on the date of 1 December 2022. Other terms and conditions of this Agreement remain unchanged.

The Annex is drawn up in 2 counterparts, one for each Party.

/s/ Hubert Chełmoński	/s/ Hiroshi Furukawa
LESSOR	LESSEE

Nobel.Pro Sp. z o.o.; ul. Chałubińskiego 8; 00-613 Warszawa

Tel. +48 22 499 99 00; Fax. +48 22 654 50 00; nobel@nobel.pro; www.nobel.pro

Appendix 1

The Floor Plan

Nobel.Pro Sp. z o.o.; ul. Chałubińskiego 8; 00-613 Warszawa

Tel. +48 22 499 99 00; Fax. +48 22 654 50 00; nobel@nobel.pro; www.nobel.pro